Exhibit 3.4

Execution Version

AMENDMENT NO. 1 TO AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

COLONY RESORTS LVH ACQUISITIONS, LLC,

A NEVADA LIMITED LIABILITY COMPANY

This Amendment (the “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (the “Company”), dated July 23, 2004, by and among the Company, Colony Resorts LVH Holdings, LLC, a Delaware limited liability company (“Holdings”), Colony Resorts LVH Co-Investment Partners, L.P., a Delaware limited partnership (“Co-Investment Partners”), Colony Resorts LVH Voteco, LLC, a Delaware limited liability company (“Voteco”) and Colony Resorts LVH Coinvestment Voteco, LLC, a Delaware limited liability company (“Coinvestment Voteco” and together with the Company, Holdings, Co-Investment Partners and Voteco the “Members”) (the “Operating Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

WITNESEETH:

WHEREAS, the Board of the Company has proposed that the following amendment be made to the Operating Agreement; and

WHEREAS, the Operating Agreement may be amended or supplemented by the affirmative vote of the Voting Majority In Interest;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendments.

(a) The first sentence of Section 5.1 is hereby amended and restated in its entirety as follows:

“Each of Holdings and Co-Investment Partners and their respective successor entities (collectively, the “Designated Class B Holders”) shall have the right at any time, at their option, to convert any of their Class B Membership Units into an equal number of Class A Membership Units, without cost.”

(b) Section 7.2 of the Operating Agreement is hereby amended and restated in its entirety as follows:

(a) The subscription agreement between Co-Investment Partners and Whitehall permits Whitehall Managers, either independently or through a special purpose entity, to purchase Class A Membership Units at cost from Coinvestment Voteco in an amount equal to Whitehall’s Percentage Interest. This purchase entitles one (1) Whitehall Manager to become a member of the Board. At such time as (i) the Whitehall Managers purchase the Class A Membership Units and (ii) all approvals required by the Gaming Authorities to permit such purchase and Board membership to proceed have been received, Coinvestment Voteco shall transfer the required percentage of Class A Membership Units to Whitehall Managers and the Voting Majority in Interest shall appoint the Whitehall Manager approved by the Gaming Authorities to the Board (the “Whitehall Board Member”).

In the event the Whitehall Manager’s ownership of Class A Units is ever less than twenty (20) percent of the Investment or the Gaming Authorities require a forfeiture of their ownership, then upon approval of the Gaming Authorities they will surrender all Class A Membership Certificates and the Whitehall Board Member shall resign, and the Company shall pay the Whitehall Managers for such Class A Units at cost. In addition, the foregoing rights are subject to rescission by the Company in the event Whitehall, the Whitehall Managers or the Whitehall Board Member fail to maintain all necessary approvals and/or licenses from the Gaming Authorities. The Whitehall Managers are solely responsible for applying for and obtaining all required approvals from Gaming Authorities and neither the Company nor its Affiliates shall be responsible for such process, provided, however, the Company and its Affiliates shall use reasonable efforts at the cost and expense of Whitehall to provide any information requested by Whitehall or the Gaming Authorities in connection with such process, provided, further however, that this does not cause any unreasonable disruption or delay to the business of the Company. The Whitehall Board Member shall have the right to vote on all matters put to the Board and the following matters cannot be approved by the Board unless the Whitehall Director has approved such action.

(i) any sale or other disposition of the assets of the Company or a material portion thereof (other than as outlined in the Liquidity Agreement) in a single transaction, or in a series of related transactions, including by way of merger or consolidation, except for a sale or other disposition of the approximately eight (8) acres of developable land on Paradise Road and Joe Brown Road in Las Vegas and the Sky Villa luxury apartments on the top floor of the Hilton Las Vegas Hotel;

(ii) any voluntary bankruptcy, reorganization or similar action in respect of the Company,

(iii) any borrowing or issuance of debt, other than (i) ordinary course borrowings for working capital, (ii) refinancings of Loan, provided such refinancings (x) are not for a principal amount which is greater than the sum of the principal amount of indebtedness outstanding and any transaction costs and fees incurred in connection with such refinancing, and (y) are on terms no less favorable to the Company than the Loan;

(iv) any issuance of preferred equity interests;

(v) the admission of new common equity owners or increases in the capital commitments of existing common equity owners, other than pursuant to employee and/or director interest incentive plans approved the Board existing as of the date hereof, provided, however, that grants under such incentive plans do not exceed ten percent (10%) of the Class B Membership Units on a fully diluted basis;

(vi) any acquisition of a new business or any real property;

(vii) any modification to this Agreement or the Partnership Agreement, except as expressly provided for herein or therein;

(viii) transactions with Affiliates other than if such transaction is on an arms length basis and otherwise complies with the terms of Section 6.04 of the Partnership Agreement;

(ix) any investment capital expenditure that, taken together with all other capital expenditures incurred since the formation of the Company, exceeds one hundred and ten percent (110%) of the investment capital expenditure budget set forth in the Memorandum;

(x) any maintenance capital expenditure that exceeds the FF&E reserves (in the first year after the acquisition of the Property, 0% of casino revenues and hotel revenues; in the second year after the acquisition of the Property, 2% of casino revenues and 2% of hotel revenues; and thereafter, 2% of casino revenues and 4% of hotel revenues);

(xi) Commencing with the second full Fiscal Year of the Company, if the Company’s actual EBITDA in any year is less than eighty (80) percent of the Company’s forecasted EBITDA as set forth in the Memorandum (subject to equitable adjustments for force majeure events, gaming and other tax increases and other variances which have been unanimously approved by the Board), the Whitehall Board Member shall have the right to veto the operating budget for the Company for the following year and for each additional year thereafter until the Company’s actual EBIDTA is at least equal to one hundred (100) percent of the Company’s forecast EBIDTA for such year. If the Whitehall Board Member vetoes one or more line items in a proposed operating budget, the budget for such line item shall be an amount determined by a majority of the Board which is within five (5) percent of the budgeted amount for such line item in the previous year’s operating budget, with the budget for all line items not so vetoed by the Whitehall Board Member being that set forth in the proposed operating budget;

(xii) the formation of any Subsidiary of the Company, unless it is wholly-owned by the Company and subject to the same restrictions as the Company as set forth herein; and

(xiii) any extensions of credit, loans, or becoming or acting as a surety, guarantor, endorser or accommodation endorser, other than in the ordinary course of business or to any wholly-owned subsidiary of Co-Investment Partners or the Company.

2.	Effect of Amendment. Except as expressly amended by this Amendment, the Operating Agreement continues to be, and shall remain in full force and effect in accordance with its terms. All references in the Operating Agreement to “this Agreement” shall be deemed to refer to the Operating Agreement as amended by this Amendment.

3.	Counterparts. This Amendment may be executed in several counterparts (including by facsimile), and as executed will constitute one agreement, binding on all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment No. 1 to the Limited Liability Company Agreement of Colony Resorts LVH Acquisitions, LLC, is executed as of the date set forth above.

COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company

By:	/s/ Rodolfo Prieto
Name: Rodolfo Prieto
Title: Chief Executive Officer and General Manager

COLONY RESORTS LVH VOTECO, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Sole Member

COLONY RESORT S LVH COINVESTMENT VOTECO, LLC, a Delaware limited liability company

By:	/s/ Nicholas L. Ribis
Name: Nicholas L. Ribis
Title: Member

COLONY RESORTS LVH CO-INVESTMENT, PARTNERS, L.P., a Delaware limited partnership

By:	Colony Resorts LVH Co-Investment Genpar, LLC, its General Partner

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Sole Member

[Amendment No. 1 to LLC Agreement Signature Page]

COLONY RESORTS LVH HOLDINGS, LLC, a Delaware limited liability company

	By:	Colony Investors VI, L.P., its sole member

	By:	Colony Capital VI, L.P., its general partner

	By:	ColonyGP VI, LLC, its general partner

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Sole Member

[Amendment No. 1 to LLC Agreement Signature Page]